UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 31, 2016
ALPHATEC HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52024	20-2463898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (760) 431-9286
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 31, 2016, Alphatec Holdings, Inc. (the "Company") determined that it was out of compliance with certain of its financial covenants (the “Covenants”) for April of 2016, under that certain Amended and Restated Credit, Security And Guaranty Agreement by and among the Company and its subsidiaries Alphatec Spine, Inc., Alphatec International LLC, and Alphatec Pacific, Inc., and MidCap Funding IV Trust (“MidCap”), as amended (the “MidCap Facility”). The Covenants require the Company, on a monthly basis, to meet or exceed a minimum fixed charge coverage ratio, total leverage ratio and a requirement that a minimum percentage of the Company's total cash be held in U.S. accounts. The Company’s non-compliance with the Covenants constituted an event of default under the MidCap Facility (the “MidCap Covenant Default”). MidCap provided a waiver of the event of default for April of 2016 under the MidCap Facility.
The MidCap Covenant Default constitutes a cross-default under the Facility Agreement by and among the Company and Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. and Deerfield Special Situations Fund, L.P. (collectively, “Deerfield”), as amended (the “Deerfield Facility”). Deerfield provided a waiver of the event of default for April of 2016 under the Deerfield Facility.
There is no assurance that the Company will be in compliance with the Covenant or any of its other financial covenants under either the MidCap Facility or the Deerfield Facility in May 2016 or thereafter. If the Company has a default in May 2016 or thereafter and does not obtain waivers in the future from MidCap and Deerfield, they would each have the right to declare their respective debts to be due immediately.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC. (Registrant)

Date: June 6, 2016	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq.
General Counsel and Senior Vice President